HealthEquity Closes Acquisition of BenefitWallet HSA Portfolio
Welcomes clients and members to its best-in-class platform.
DRAPER, UT — May 14, 2024 — HealthEquity, Inc. (Nasdaq: HQY) ("HealthEquity"), the leader in Health Savings Account (HSA) and consumer-directed benefits administration, is pleased to announce the completed transfer of Conduent’s (Nasdaq: CNDT) BenefitWallet HSA portfolio.
HealthEquity Chief Executive Officer, Jon Kessler said, "We are thrilled to welcome BenefitWallet clients and members as partners on our mission to save and improve lives by empowering healthcare consumers. We are committed to leading the health savings space by delivering remarkable service, deepening partnerships, and driving outcomes that matter to them."
HealthEquity welcomed more than 616,000 HSA members with approximately $2.7 billion in HSA Assets, of which approximately 34% are HSA investments. The newly onboarded members now have a wider range of HSA solutions, services, and options, including advanced investment and management tools and renowned Purple member and client support.
“With the addition of the BenefitWallet members, we now serve more than nine million HSA members and more than 16 million total accounts. Our members benefit from the investments we’ve made in the cloud, data analytics, automation, and the connectivity we deliver to our clients and partners across the health benefits ecosystem,” said HealthEquity Executive Vice President and CFO, James Lucania. “Our new BenefitWallet members are healthy savers, carrying above market balances with more than 85% of their HSA cash in Enhanced Rates. Combined, this represents a meaningful opportunity to provide continued value to these members and deliver a downpayment on our goal to double fiscal 2024 non-GAAP net income per share by the end of fiscal 2027.”
About HealthEquity
HealthEquity and its subsidiaries administer HSAs and various other consumer-directed benefits for over 16 million accounts, working in close partnership with employers, benefits advisors, and health and retirement plan providers who share our unwavering commitment to our mission to save and improve lives by empowering healthcare consumers. Through cutting-edge solutions, innovation, and a relentless focus on improving health outcomes, we empower individuals to take control of their healthcare journey while ultimately enhancing their overall well-being. Learn more about our “Purple service” and approach at www.healthequity.com.
Investor Relations Contact:
Richard Putnam, HealthEquity, (801) 231-0697, rputnam@healthequity.com
Media Contact:
Amy Cerny, HealthEquity, 801-508-3237, acerny@healthequity.com